PermRock Royalty Trust

Simmons Bank, Trustee

P.O. Box 470727

Fort Worth, Texas 76147

May 5, 2022

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: Liz Packebusch, Staff Attorney

Re:         PermRock Royalty Trust

Registration Statement on Form S-3

Filed on April 28, 2022

File No. 333-264551 (the “Registration Statement”)

Ladies and Gentlemen:

Pursuant to Rule 461 of the Rules and Regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, PermRock Royalty Trust hereby respectfully requests acceleration of the effective date of the Registration Statement so that it may become effective at 5:00 p.m., Eastern Time, on May 9, 2022, or as soon thereafter as practicable.

Should any member of the staff of the Commission have any questions or comments with respect to this request, please contact Stephen W. Grant, Jr. of Haynes and Boone, LLP at (713) 547-2505.

Very truly yours,

PERMROCK ROYALTY TRUST

By:	Simmons Bank, as Trustee

By:	/s/ Ron E. Hooper
Name:	Ron E. Hooper
Title:	Senior Vice President

cc:          Stephen W. Grant, Jr., Haynes and Boone, LLP

Michael A. Freeman, Haynes and Boone, LLP